STONE ENERGY CORPORATION
Announces 2002 Year-End Reserves and 2003 Capital Expenditures Budget

NYSE--SGY
LAFAYETTE, LA. February 18, 2003

        Stone Energy Corporation today reported the results of recently completed independent petroleum consultants' reports of its estimated proved oil and gas reserves dated as of December 31, 2002.  The following table sets forth certain comparative summary information from the new reports and the reports issued as of December 31, 2001.  The oil and gas prices used in the preparation of the reports for both years conform to the rules and regulations of the Securities and Exchange Commission (the SEC).

	December 31, 2002	December 31, 2001
Total estimated proved reserves in equivalent cubic feet of gas (Bcfe)	750.8	775.0
Estimated proved oil reserves (MMBbls)	52.0	55.4
Estimated proved gas reserves (Bcf)	438.7	442.7
Present value of estimated future pre-tax net cash flows @ 10% annual discount ($MM)	$1,784.8	$1,038.8
Average oil price at the end of period ($/Bbl)	$30.41	$18.64
Average gas price at end of period ($/Mcf)	$4.86	$2.79

        Independent petroleum consultants prepared the reserve estimates in accordance with the guidelines established by the SEC.  The adherence to these guidelines limits the booking of reserves on certain successfully drilled wells to the extent of the base of known productive sands.  Actual limits of the productive sands will ultimately be determined through production or additional drilling.

        At December 31, 2002, approximately 93% of Stone's estimated proved reserves on a Bcfe basis were located in the Gulf Coast Basin and 7% were located in the Rocky Mountains.  In addition, approximately 76% of Stone's estimated proved reserves on a Bcfe basis were classified as proved developed.  During 2002, Stone sold approximately 2.7 Bcfe of proved reserves located in non-strategic fields in the Rocky Mountains.

        During 2002, we drilled and evaluated 48 gross wells.  Approximately 68% of our 22 exploratory wells were productive and when combined with the results from the 26 development wells drilled and evaluated, our 2002 drilling program recorded a composite drilling success rate of 77%.  Stone had an average working interest of approximately 76% in the seven exploratory dry holes drilled during 2002.  The unsuccessful outcome of these wells, combined with no material acquisition during 2002, were the primary reasons we did not replace volumes produced with new reserves.  Stone has historically used a balanced combination of drilling and acquisitions to grow proved reserves.  Since going public in 1993, Stone has grown estimated proved reserves at a compounded annual rate of 26% with an annual average reserve replacement ratio of 265%.  Management believes that our failure to replace volumes produced for the first time in our history as a public company is an anomaly.

        Approximately $140.5 million, or 65% of our estimated 2002 capital expenditures, was spent on 2002 drilling operations.  The 2002 capital expenditures are expected to include an estimated $25 million of facilities costs, $7.1 million of geophysical data costs, $15.4 million of costs associated with recompleting already producing wells and $19 million of capitalized salaries, general, administrative and interest expenses.  Stone expects that daily production will total approximately 262 MMcfe for the fourth quarter of 2002.  Estimated average daily production for 2002 of 286 MMcfe would represent a 13% increase from 2001's average daily rate of 253 MMcfe.

2003 Capital Expenditures Budget

        Stone's 2003 capital expenditures budget of approximately $240 million includes the plan to drill 50 gross wells with an estimated cost of approximately $174 million.  In order to increase our exposure to significant reserves we have budgeted 28 gross exploratory wells during 2003.  Of these wells, six will target hydrocarbons deeper than 14,000 feet.  We have increased budgeted expenditures and the number of wells planned for 2003 to access quality projects that have been under study since acquisition in December 2001.  We plan to finance our capital expenditures budget with operating cash flow.

        Currently, 87% of our 2003 capital expenditures budget is allocated to Gulf Coast Basin operations with approximately 30% of our estimated budget dedicated to operations on the properties acquired in December 2001.  Approximately $117 million of our 2003 budget is dedicated to drilling for new reserves, while approximately 28% is allocated to workovers, recompletions and the development of proved reserves.  Consistent with our budgeting practices, the 2003 capital expenditures budget excludes acquisition costs, capitalized interest and general and administrative expenses.  We continue to evaluate opportunities that fit our specific acquisition profile.

Hedges

        The following table summarizes Stone's hedge positions at February 1, 2003:

	Gas Puts
	Volume (BBtus)	Average Floor	Unamortized Cost (millions)
2003	32,700	$3.12	$4.7

	Fixed Price Gas Swaps
	Volume (BBtus)	Price
2003	2,750	$3.68
2004	5,490	3.42
2005	5,475	3.42

        The Company entered into natural gas hedges during January 2003 under fixed-price swap contracts based upon Inside FERC published prices for deliveries at Kern River and put contracts for Gulf Coast Basin production.  The swap contracts effectively hedge 10,000 MMBtu per day of Rocky Mountain production at a swap price of $3.68 per MMBtu from April 2003 until December 2003 and 15,000 MMBtu per day at a swap price of $3.42 per MMBtu from January 2004 until December 2005.  Stone added put contracts effectively hedging an additional 25,000 MMBtu per day of Gulf Coast Basin production with a floor price of $3.50 per MMBtu from March 2003 until December 2003.  The put contracts' cost of approximately $0.5 million will be charged to earnings as the contracts settle.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.  For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events.  All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.